EXHIBIT 10.1

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TRIUMPH GROUP, INC.
2018 EQUITY INCENTIVE PLAN

(Effective May 29, 2018)

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TABLE OF CONTENTS
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1.	Purpose of the Plan 1

2.	Definitions 1

3.	Shares Subject to the Plan 5

4.	Administration of the Plan 6

5.	Eligibility 7

6.	Term of Plan 7

7.	Term of Awards 8

8.	Options 8

9.	Stock Awards 10

10.	RSU Awards 11

11.	Performance-Based Awards 11

12.	Compliance with Conditions 12

13.	Impact of Termination of Employment Events 12

14.	Withholding 15

15.	Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale;

Change in Control	15

16.	Amendment and Termination of the Plan 17

17.	Non-Transferability of Awards 18

18.	Designation of Beneficiary 18

19.	No Right to Awards or to Employment 18

20.	Clawback 19

21.	No Section 83(b) Election 19

22.	Legal Compliance 19

23.	Inability to Obtain Authority 19

24.	Reservation of Shares 20

25.	Notice 20

26.	Governing Law; Interpretation of Plan and Awards 20

27.	Limitation on Liability 20

i

TRIUMPH GROUP, INC.
2018 EQUITY INCENTIVE PLAN

1.	Purpose of the Plan.
The purpose of the Plan is to encourage ownership in the Company by officers and other key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

2.	Definitions.
As used herein, the following definitions shall apply:
(a)“Affiliate” means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.
(b)“Automatic Exercise Date” shall mean, with respect to an Option, the last business day of the applicable term that was established by the Committee for such Option (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option if the Option initially had a ten-year term); provided that with respect to an Option that has been amended pursuant to this Plan so as to alter the term, “Automatic Exercise Date” shall mean the last business day of the term that was established by the Committee for such Option as amended.
(c)“Award” means a Stock Award, RSU, PSU or Option granted in accordance with the terms of the Plan.
(d)“Award Agreement” means a Stock Award Agreement, an RSU Award Agreement, a PSU Award Agreement or an Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Committee, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.
(e)“Awardee” means an Employee of the Company or any Subsidiary or Affiliate who has been granted an Award under the Plan.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” has the meaning set forth in the Awardee’s employment or similar agreement with the Employer or any severance or similar agreement or plan, or, if no such agreement or plan is in effect, means (i) the willful and continued failure by the Awardee (other than any such failure resulting from the Awardee’s incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of the Awardee’s position with the Employer after a written demand for substantial performance is delivered to the Awardee by the Board, which demand specifically identifies the manner in which the Board believes that the Awardee has not substantially performed such duties or responsibilities; (ii) the conviction of the Awardee by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or

(iii) the willful engaging by the Awardee in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Awardee’s part shall be deemed “willful” unless committed or omitted by the Awardee in bad faith and without reasonable belief that the Awardee’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Awardee’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board has approved the Awardee’s engagement in such activities.
(h)“Change in Control” means any of the following:
(i)Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or Affiliate or (iv) any acquisition pursuant to a transaction that complies with (iii)(A), (iii)(B) and (iii)(C) of this definition;
(ii)Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in connection with or as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
(iv)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(i)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(j)“Committee” means the Compensation and Management Development Committee of the Board.
(k)“Common Stock” means the common stock of the Company. The term “Company” shall include a corporation succeeding to the business of Triumph Group, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.
(l)“Company” means Triumph Group, Inc., a Delaware corporation, or its successor.
(m)“Disability” means that the Awardee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 8 of the Plan, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3). Whether an individual has a Disability shall be confirmed by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 8, the Committee may rely on any determination that an Awardee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary or Affiliate in which an Awardee participates.
(n)“Employee” means a regular, active employee of the Company or any Subsidiary or Affiliate.
(o)“Employer” means the Company or any Subsidiary or Affiliate, as applicable.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(q)“Fair Market Value” means, with respect to a Share, unless the Committee determines otherwise, the closing price of a Share in New York Stock Exchange Composite Transaction on the relevant date, or if no sale shall have made on such exchange on that date, the closing price of a Share in New York Stock Exchange Composite Transaction on the last preceding day on which there was a sale.
(r)“Grant Date” means the date as of which an Award is granted.
(s)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.
(t)“Nonstatutory Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.
(u)“Option” means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.
(v)“Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.
(w)“Performance Goals” means financial or operating, stock performance-related or individually-based goals established for an Award by the Committee, or, pursuant to delegated authority, by a delegate.
(x)“Performance Period” means the period established by the Committee for an Award for which Performance Goals are established.
(y)“Plan” means this Triumph Group, Inc. 2018 Equity Incentive Plan, as amended from time to time.
(z)“PSUs” or “Performance Share Units” means RSUs awarded under Section 10 of the Plan with Performance Goals and a Performance Period determined for such Award, and with such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “PSU Award Agreement”).
(aa)“Repriced” means (i) any transaction performed with the intent or effect of (A) reducing the exercise price of any outstanding Option, (B) cancelling or exchanging outstanding Options in exchange for cash, other Awards or replacement Options, including through a tender offer process, with exercise prices that are less than the exercise price of the cancelled or exchanged

Options, or (C) any similar share exchange transaction involving outstanding Awards; or (ii) any transaction defined as repricing under the New York Stock Exchange rules for listed companies.
(bb)“Retirement” means retirement from active employment with the Company or a Subsidiary pursuant to its relevant policy on retirement as determined by the Committee.
(cc)“RSU” means a restricted stock unit as set forth in Section 10 of the Plan.
(dd)“RSU Award” means an Award of RSUs in accordance with Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “RSU Award Agreement”).
(ee)“Share” means a share of Common Stock, as adjusted, if applicable, in accordance with Section 15 of the Plan.
(ff)“Stock Award” means an award or issuance of Shares made under Section 9 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).
(gg)“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
(hh)“Termination of Employment” means, with respect to any Employee, the Employee’s ceasing to be an Employee; provided, however, that for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or one of its Subsidiaries; and provided further that for any Award subject to Section 409A, Termination of Employment means a separation from service within the meaning of Section 409A. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.
3.Shares Subject to the Plan.
(a)Aggregate Limits. Subject to Section 15(a), the aggregate number of Shares subject to Awards granted under the Plan is 2,000,000 Shares. Any Shares subject to Awards that are cancelled, expire or are forfeited without the issuance of any Shares shall be available for re-grant under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (i) Shares tendered or withheld in payment of the Option exercise price, or (ii) Shares delivered to or withheld by the Company to satisfy any tax withholding obligation authorized by the Committee. Shares issued in payment of any Award may either be authorized and unissued Shares or treasury Shares. Any cash tendered to pay any exercise price or to meet tax withholding obligations will not be used by the Company to purchase additional Shares on the open market for use under this Plan.

(b)Code Sections 422 and 409A. Subject to Section 15(a), the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 2,000,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15(a) only to the extent that such adjustment will not affect the ability to grant or constitute a “modification” in the case of Incentive Stock Options as defined in Code Section 424, or in the case of Nonstatutory Stock Options, constitute a “modification” within the meaning of Code Section 409A.
(c)Award Vesting Limitations. Notwithstanding anything to the contrary in this Plan, but subject to Section 15 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the applicable date of grant; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of up to five percent (5%) of the Shares of Common Stock available pursuant to Section 3(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.
4.Administration of the Plan.
(a)Procedure.
(i)Administrator. The Plan shall be administered by the Committee.
(ii)Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by applicable law (including applicable stock exchange rules), the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.
(b)Powers of the Committee. Subject to the other provisions of the Plan, the Committee shall have the authority, in its discretion:
(i)to select the Employees to whom Awards are to be granted hereunder;
(ii)to determine the number of Shares to be covered by each Award granted hereunder;
(iii)to determine the type of Award to be granted to the selected Employees;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;
(vi)to correct administrative errors;
(vii)to construe and interpret the terms of the Plan and Awards granted under the Plan;
(viii)to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of applicable laws and procedures;

(ix)to prescribe, amend and rescind rules and regulations relating to the Plan;
(x)to modify or amend each Award, including, but not limited to, the acceleration of vesting or exercisability; provided, however, that any such amendment is subject to Section 15 and may not impair any outstanding Award unless agreed to in writing by the Participant;
(xi)to allow Participants to satisfy withholding tax amounts by electing (in such form and under such conditions as the Committee may provide) to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting or lapse of forfeiture of a Stock Award or RSU Award, that number of Shares having a Fair Market Value equal to the maximum that can be withheld in the applicable jurisdiction;
(xii)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;
(xiii)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation: (A) restrictions under an insider trading policy; and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xiv)to determine the duration and purpose of leaves of absences which may be granted to an Awardee without constituting a Termination of Employment for purposes of the Plan, subject to the applicable requirements of Code Section 409A; and
(xv)to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.
(c)Effect of Committee’s Decision. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
5.Eligibility.
Awards may be granted only to Employees.

6.	Term of Plan.
The Plan became effective upon its approval by the Board on May 29, 2018, subject to approval of the Plan by the stockholders of the Company at the 2018 Annual Meeting of stockholders to be held on July 11, 2018. The Plan shall continue in effect for a term of ten (10) years from the effective date of the Plan, unless an amendment to extend the term is approved by stockholders of the Company under Section 16.

7.	Term of Awards.
The term of each Award shall be determined by the Committee and stated in the Award Agreement. In the case of an Option, the term shall be no longer than ten (10) years from the Grant Date; provided, however, that if an Awardee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Awardee, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) no more than five years from the date of grant.

8.	Options.
(a)General. Each Option shall be evidenced by an Option Agreement, the terms and conditions of which are consistent with the following:
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the Grant Date. If an Awardee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Awardee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.
(ii)No Option Repricings. Other than in connection with a change in the Company’s capitalization (as described in Section 15(a)), the exercise price of an Option may not be Repriced without stockholder approval.
(iii)Vesting Period, Performance Goals and Exercise Dates. Options granted under the Plan shall vest and be exercisable at such time, subject to achievement of designated Performance Goals and/or in such installments during the period prior to the expiration of the Option’s term as determined by the Committee and set forth in the Option Agreement. The minimum vesting schedule for Options shall be one year from the date of grant.
(iv)Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:
(1)cash;
(2)check or wire transfer (denominated in U.S. Dollars);
(3)subject to any conditions or limitations established by the Committee, Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised and/or applicable withholding taxes arising as a result of such exercise in accordance with Section 14;
(4)consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee;
(5)such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law; or
(6)any combination of the foregoing methods of payment.
(b)Option Limitations/Terms.
(i)Eligibility for Incentive Stock Options. Only employees (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.
(ii)$100,000 Limitation for Incentive Stock Options. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.
(c)Effect of Termination of Employment on Options.
(i)General. Upon an Awardee’s Termination of Employment other than as a result of circumstances described in Section 13, any outstanding vested Option granted to such Awardee, to the extent not theretofore exercised, shall terminate ninety (90) days after the date of the Awardee’s Termination of Employment. Subject to Section 15(c), any unvested Options terminate upon an Awardee’s Termination of Employment.
(ii)Specific Termination Events. The impact of specific termination events set forth in Section 13 shall apply to Options.
(d)Exercise of an Option.
(i)Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Option Agreement.
(ii)An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(iii)Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option.
(iv)An Option may not be exercised for a fraction of a Share.
(e)Expiration of Option Term: Automatic Exercise of In-The-Money Options. Unless otherwise determined by the Committee (in an Award Agreement or otherwise) or as otherwise directed in writing to the Company by a Participant holding an Option, each Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. Payment of the exercise price of any such Option and related tax obligations shall be “net settled” to the maximum extent permitted by applicable law. Unless otherwise determined by the Committee, this Section 8(e) shall not apply to an Option if the Participant incurs a Termination of Employment on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 8(e).
9.Stock Awards.
Each Stock Award shall be evidenced by a Stock Award Agreement, the terms and conditions of which are consistent with the following:
(a)Restrictions and Performance Goals. Stock Awards shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, and/or subject to such Performance Goal(s) as established under Section 11 and with such Performance Period as determined by the Committee or, if applicable, a delegate of the Committee. The minimum restricted period or Performance Period for a Stock Award shall be one year from the date of grant.
(b)Forfeiture. Upon the Awardee’s Termination of Employment (other than as provided below in Section 13), the Shares subject to a Stock Award that have not been earned or vested pursuant to the Stock Award Agreement shall be forfeited.
(c)Rights as a Stockholder. The Awardee shall be a stockholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) upon the grant of the Stock Award; provided, however, such rights are forfeited if the Shares subject to the Stock Award are forfeited, and no certificate representing ownership of the Shares shall be issued to the Awardee until such lapse of forfeiture occurs.
(d)Dividends. Dividends that are declared and paid on the outstanding shares of Common Stock during any period for which forfeiture restrictions apply to a Stock Award shall not be paid at the time dividends are paid to stockholders, but shall be accrued, without interest, and paid out when such forfeiture restrictions lapse; provided, that any accrued dividends are forfeited to the extent the underlying shares under the Award are forfeited.
10.RSU Awards.
The terms and conditions of a grant of a RSU Award shall be reflected in a RSU Award Agreement. RSUs shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, and/or subject to such Performance Goal(s) and with such Performance Period as determined by the Committee or, if applicable, a delegate of the Committee. No Shares shall be issued at the time a RSU Award is granted, and the Company will not be required to set aside a fund for the payment of any such RSU Award. A Participant shall have no voting or dividend rights with respect to any RSUs granted hereunder until the Shares, if any, underlying the RSU Award are earned and issued.
(a)Restrictions. A RSU Award shall be subject to (i) forfeiture until the expiration of the restricted period established by the Committee, and/or, for a PSU Award, satisfaction of any applicable Performance Goals as established under Section 11 during a designated Performance Period, to the extent provided in the applicable PSU Award Agreement, and to the extent such RSUs or PSUs are forfeited, all rights of the Awardee to such RSUs or PSUs shall terminate without further obligation on the part of the Company, and (ii) such other terms and conditions as may be set forth in the applicable RSU Award Agreement or PSU Award Agreement. The minimum restricted period or Performance Period for RSU Awards shall be one year from the date of grant.
(b)Settlement of Restricted Stock Units and Performance Share Units. Upon the expiration of the restricted period with respect to any outstanding RSUs, and satisfaction of the applicable Performance Goals for the Performance Period for any outstanding PSUs, the Company shall deliver to the Awardee, or his or her beneficiary, without charge, one Share for each such outstanding RSU for which forfeiture restrictions have lapsed, or for each outstanding PSU which has been earned; provided, however, that, if explicitly provided in the applicable RSU Award Agreement or PSU Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for such RSUs or PSUs. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the restricted period lapsed with respect to such RSUs, or the date on which the Committee or, if applicable, a delegate of the Committee, determines that the applicable Performance Goals have been met for PSUs.
(c)Dividend Equivalents. Unless set forth in an Award Agreement, no dividend equivalents will be paid on any RSU Award or PSU Award. Dividend equivalents, if added in an Award Agreement, shall only be paid to the extent the RSU Award or PSU Award is earned and paid.
11.Performance-Based Awards.
The Committee will establish, in writing, the Performance Goals and the Performance Period for each applicable Award; provided, however, that where the determination of the Performance Goals and Performance Period for any Award for which the Committee has delegated authority under Section 4(a), the authority to establish Performance Goals and a Performance Period is also delegated. Such Performance Goals may vary by Awardee and by Award. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Awardees.
12.Compliance with Conditions.
The Committee has the authority, which may be delegated to the extent permitted by applicable law, to set forth conditions and requirements, including, without limitation, restrictive covenants, in any Award Agreement. Any failure to comply with such conditions or requirements, either during the employment period or after Termination of Employment, as applicable, may subject the Award to forfeiture, or to any applicable clawback policy.
13.Impact of Termination of Employment Events.
The following Termination of Employment events shall have the following consequences for outstanding Awards.
(a)Disability of an Awardee.
(i)Options. Subject to Section 13(g), upon an Awardee’s Termination of Employment as a result of the Awardee’s Disability, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a Disability; provided, that the Option will expire at the expiration of the stated term if earlier.
(ii)Stock Awards, RSU Awards and PSU Awards. If an Awardee’s Termination of Employment is due to the Awardee’s Disability:
(1)all outstanding and unvested Stock Awards and RSU Awards not described in subsection (a)(ii)(2) that would have vested prior to the first anniversary of the date of Termination of Employment will accelerate, all forfeiture restrictions will lapse, and the Shares will be issued within thirty (30) days after the date of Termination of Employment; and
(2)subject to Section 15(c), all outstanding Stock Awards and RSU Awards that are conditioned upon achievement of one or more Performance Goals and granted to such Awardee with a Performance Period ending prior to the first anniversary of the Date of Termination shall continue to be subject to the applicable Performance Goals and paid out, if earned and vested, after the end of the Performance Period when it is determined whether the Award is earned, but in no event later than March 15 in the year following the end of the Performance Period.
(b)Death of Awardee.
(i)Options. Upon an Awardee’s Termination of Employment as a result of the Awardee’s death, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a death; provided, that the Option will expire at the expiration of the stated term if earlier. If an Option is held by the Awardee when he or she dies, the Option may be exercised by the beneficiary designated by the Awardee, the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution.
(ii)Stock Awards, RSU Awards and PSU Awards. Any outstanding Stock Awards, RSU Awards and PSU Awards shall be forfeited upon the death of the Awardee.
(c)Retirement of an Awardee.
(i)Subject to Section 13(g), upon an Awardee’s Termination of Employment as a result of the Awardee’s Retirement, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a Retirement; provided, that the Option will expire at the expiration of the stated term if earlier.
(ii)Stock Awards, RSU Awards and PSU Awards. If an Awardee’s Termination of Employment is due to the Awardee’s Retirement:
(1)all outstanding and unvested Stock Awards and RSU Awards not described in subsection (c)(ii)(2) that would have vested prior to the first anniversary of the date of Termination of Employment will accelerate, all forfeiture restrictions will lapse and the Shares will be issued within thirty (30) days after the date of Termination of Employment; and
(2)subject to Section 15(c), all outstanding Stock Awards and RSU Awards that are conditioned upon achievement of one or more Performance Goals and granted to such Awardee with a Performance Period ending prior to the first anniversary of the Date of Termination shall continue to be subject to the applicable Performance Goals and paid out, if earned and vested, after the end of the Performance Period when it is determined whether the Award is earned, but in no event later than March 15 in the year following the end of the Performance Period.
(d)Voluntary Severance Incentive Program. Upon an Awardee’s Termination of Employment as a result of participation in a voluntary severance incentive program of the Company or a Subsidiary approved by the Board or a committee of the Board, the Board or the Committee shall take action to:
(i)vest all outstanding Options granted to the Awardee, with such vested Options remaining exercisable until the expiration of the stated term of the Option; and
(ii)vest and lapse all forfeiture restrictions on all outstanding time-based Stock Awards and RSU Awards granted to such Awardee and provide that all such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than March 15th following the year of such Termination of Employment.

(e)Divestiture. If an Awardee will cease to be an Employee because of a divestiture by the Company (the determination of whether a divestiture will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion,:
(i)fully vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and
(ii)accelerate the vesting of and lapse of forfeiture restrictions on all or a portion of any outstanding time-based Stock Awards or RSU Awards granted to such Awardee, and provide that such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than March 15th following the year of such Termination of Employment.
(f)Work Force Restructuring or Similar Program. If an Awardee will cease to be an Employee because of a work force restructuring or similar program (the determination of whether a work force restructuring will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion:
(i)vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and
(ii)accelerate the vesting of, and lapse of forfeiture restrictions on, all or a portion of any outstanding Stock Awards or RSU Awards granted to such Awardee, and provide that all such RSU Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than March 15th following the year of such Termination of Employment.
(g)Post-Termination of Employment Restrictions. The following provisions will apply to the extended exercisability, vesting, or continuation of any Award following a Termination of Employment:
(i)The Awardee shall not, without prior written authorization from the Company, use in other than the business of the Company or any of its Subsidiaries or Affiliates, any confidential information or material relating to the business of the Company or its Subsidiaries or Affiliates, either during or after employment with the Company or any of its Subsidiaries or Affiliates;
(ii)The Awardee shall disclose promptly and assign to the Company or one of its Subsidiaries or Affiliates, as appropriate, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Awardee during employment by the Company or any of its Subsidiaries or Affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its Subsidiaries or Affiliates and shall do anything reasonably necessary to enable the Company or one of its Subsidiaries or Affiliates, as appropriate, to secure a patent where appropriate in the United States and in foreign countries; and

(iii)An Awardee who has a Termination of Employment due to Retirement shall render, as a consultant and not as an Employee, such advisory or consultative services to the Company as shall be reasonably requested in writing from time to time by the Company, consistent with the state of the retired Awardee’s health and any employment or other activities in which such Awardee may be engaged. For purposes of the Plan, the Awardee shall not be required to devote a major portion of time to such services and shall be entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with the performance of such services. Notwithstanding the foregoing, if any Award is subject to Code Section 409A and such Award is payable upon the Awardee’s separation from service (as defined in Code Section 409A), any such advisory or consultative services shall not cause the Awardee to be in violation of Code Section 409A.
(h)Options. If the Participant does not exercise an Option within the additional time specified in accordance with this Section 13, the Option (to the extent not exercised) shall automatically terminate at the end of the extended exercise period; provided, however, if applicable, the provisions of Section 8(e) shall apply.
14.Withholding.
(a)Required Withholding. All Awards under the Plan shall be subject to applicable federal (including FICA), state, local and foreign tax withholding requirements. The Employer may require the Participant or other person receiving or exercising an Award to pay to the Employer the amount of any federal, state, local or foreign taxes that the Employer is required to withhold with respect to such Award, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Award.
(b)Authority to Withhold Shares. The Committee may authorize that the Company’s tax withholding obligation with respect to any Award paid in Common Stock shall be satisfied by having shares of Common Stock withheld at the time such Award becomes taxable in an amount equal to the maximum tax withholding obligation in compliance with applicable law. In addition, the Committee may allow Participants to elect to have such authorized share withholding applied (or not) to particular Awards. The election must be in a form and manner prescribed by the Company and may be subject to limits imposed by the Committee.
15.Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale; Change in Control.
(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Any adjustments made under this Section 15(a) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, other than a dissolution or liquidation that is defined as a Change of Control, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Committee may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.
(c)Change in Control. The provisions of this Section 15(c) shall apply in the case of a Change in Control. If more specific terms are set forth in any separate plan document or agreement between the Company and any Awardee, such separate plan or agreement shall govern the treatment of Awards.
(i)Awards Not Assumed or Substituted by the Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (A) outstanding Options, Stock Awards and RSUs, and other Awards in the nature of rights that may be exercised, shall become fully vested and exercisable, (B) time-based vesting restrictions on outstanding Awards shall lapse, and (C) the payout opportunities attainable under all outstanding performance-based Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant Performance Goals at actual Performance Goal achievement; provided that if such actual achievement cannot be determined, then at target level, and, subject to Section 15(c)(iv) and Section 22, there shall be a pro rata payout to Awardees (or their beneficiaries) within 30 days following the date of the Change in Control (unless a later date is required by Section 22 hereof) based upon the length of time within the Performance Period that has elapsed prior to the date of the Change in Control. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
(ii)Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within two years after the effective date of the Change in Control, an Awardee’s employment is terminated without Cause or (subject to the following sentence) the Awardee resigns for “good reason” in connection with a Change in Control then (A) all of that Awardee’s outstanding Options, Stock Awards, RSUs and other Awards in the nature of rights that may be exercised shall become fully vested and exercisable, (B) all time-based vesting restrictions on the Awardee’s outstanding Awards shall lapse, and (C) the payout opportunities attainable under all of such Awardee’s outstanding performance-based Awards shall be deemed to have been earned as of the date of such employment termination at the target level, and (subject to Section 15(c)(iv) and Section 22) there shall be a pro rata payout to the Awardee or his or her beneficiary within 30 days following the date of the employment termination (unless a later date is required by Section 22 hereof) based upon the length of time within the Performance Period that has elapsed prior to the date of the employment termination; provided, however, if a severance plan or agreement or employment agreement in place at the time of the Change in Control provides for additional acceleration, the terms of such severance plan or agreement or employment agreement shall control. With regard to each Award, an Awardee shall not be considered to have resigned for “good reason” unless either (1) the Award Agreement includes a “good reason” termination right in connection with a Change in Control or (2) the Awardee is or was, prior to the Change in Control, party to an employment agreement or severance or similar agreement or plan with the Company or a Subsidiary or Affiliate that includes provisions in which the Awardee is permitted to resign for “good reason” in connection with a Change in Control (as defined in such agreement or plan). To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.
(iii)Equitable Adjustments. The Committee, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(iv)Code Section 409A. No action shall be taken under this Section 15(c) which shall cause an Award to fail to be exempt from or comply with Code Section 409A.
(v)Consent. Notwithstanding any other provision of the Plan or any Award Agreement, the provisions of this Section 15(c) may not be terminated, amended, or modified upon or after a Change of Control in a manner that would adversely affect an Awardee’s rights with respect to an outstanding Award without the prior written consent of the Awardee.
16.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Committee may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by applicable law (including applicable stock exchange requirements). In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:
(i)materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15;
(ii)reduce the minimum exercise price for Options granted under the Plan;
(iii)Reprice any outstanding Awards, other than in connection with a change in the Company’s capitalization (as described in Section 15(a)); or
(iv)change the class of persons eligible to receive Awards under the Plan.

(b)Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant under an outstanding Award, unless agreed to in a writing signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
(c)Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or the Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock, restricted stock units, stock options or other incentive compensation awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
17.Non-Transferability of Awards.
Unless provided otherwise in an Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution.
18.Designation of Beneficiary.
(a)An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under applicable law.
(b)Such designation of beneficiary may be changed by the Awardee at any time by written notice in a form approved by the Committee. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one of the dependents or relatives of the Awardee to exercise the Award to the extent permissible under applicable law.
19.No Right to Awards or to Employment.
No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Subsidiaries or Affiliates. Further, the Company and its Subsidiaries or Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.	Clawback.
The Company shall have the right to recoup or “claw back” any payment made with respect to an Award under the Plan to the extent necessary to comply with applicable Federal securities laws or any Board- or Committee-approved plan or policy.
21.No Section 83(b) Election.
No Awardee may make an election under Code Section 83(b) with respect to any Stock Award or RSU Award granted hereunder.
22.Legal Compliance.
Shares shall not be issued pursuant to the exercise of an Award unless the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Without limiting the foregoing, the Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Committee shall make a good faith effort to interpret and administer the Plan in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of Code Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Awardee’s Termination of Employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier), (b) amounts payable upon an Awardee’s Termination of Employment shall only be payable if such termination constitutes a “separation from service” within the meaning of Code Section 409A, and (c) except to the extent acceleration or deferral is permitted by or complies with the requirements of Code Section 409A, neither the time nor schedule of any payment or exercise of an Award will accelerate or be deferred. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
23.Inability to Obtain Authority.
To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

24.Reservation of Shares.
The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
25.Notice.
Any written notice to the Company required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall be effective when received.
26.Governing Law; Interpretation of Plan and Awards.
(a)This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.
(b)In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the provisions of the Plan or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(c)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.
(d)The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(e)All questions arising under the Plan or under any Award shall be decided by the Committee in its total and absolute discretion.
27.Limitation on Liability.
The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:
(a)The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and
(b)Tax Consequences. Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.